Exhibit 4.3

Amendment Number 2

to

PCS U.S. Employees’ Savings Plan

(As Amended and Restated Effective as of January 1, 2012)

WHEREAS, PCS Administration (USA), Inc. (“Sponsor”) is the sponsor of the PCS U.S. Employees’ Savings Plan (“Plan”), a qualified defined contribution plan maintained pursuant to Section 401(a) of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Sponsor desires to amend the Plan in order to implement certain terms of the (1) 2013 PCS Administration (USA), Inc. Voluntary Severance Pay Plan; (2) 2013 PCS Administration (USA), Inc. Involuntary Severance Pay Plan; and (3) 2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees; and

WHEREAS, pursuant to Article 14 of the Plan, the Sponsor may amend the Plan at any time and has authorized the undersigned officer to execute this Amendment.

NOW, THEREFORE, BE IT RESOLVED, effective as of the execution date of this Amendment, the Plan is amended in the following particulars:

1.	By adding the following as a new Supplement E to the Plan:

“Supplement E.	2013 PCS Administration (USA), Inc. Voluntary Severance Pay Plan

E.1	Covered Participants

A participant in this Supplement (a “Supplement E Participant”) is a Plan Participant employed by Potash Corporation of Saskatchewan, Inc. or its subsidiaries and affiliates (the “Company”) at the Northbrook, Illinois facility who is eligible for and receives severance pay and benefits under the 2013 PCS Administration (USA), Inc. Voluntary Severance Pay Plan (the “2013 Voluntary Severance Plan”). The determination of who is eligible to be a Supplement E Participant shall be made in the sole discretion of the Plan Administrator.

E.2	Compensation

Any severance pay or additional compensation paid to a Supplement E Participant under the 2013 Voluntary Severance Plan shall not be Compensation for the purpose of determining any type of contributions or benefits under the Plan.”

2.	By adding the following as a new Supplement F to the Plan:

“Supplement F.	2013 PCS Administration (USA), Inc. Involuntary Severance Pay Plan

F.1	Covered Participants

A participant in this Supplement (a “Supplement F Participant”) is a Plan Participant employed by Potash Corporation of Saskatchewan, Inc. or its subsidiaries and affiliates (the “Company”) who (i) is notified of his or her involuntary termination and eligibility to participate in the 2013 PCS Administration (USA), Inc. Involuntary Severance Pay Plan (the “2013 Involuntary Severance Plan”); and (ii) executes and does not later revoke a waiver and release agreement under the 2013 Involuntary Severance Plan. The determination of who is eligible to be a Supplement F Participant shall be made in the sole discretion of the Plan Administrator.

F.2	Employer Performance Contributions

If the Company makes an Employer Performance Contribution under the Plan for the 2013 Plan Year, each Supplement F Participant will receive an allocation of that contribution under the terms of the Plan, based on his Compensation for the 2013 Plan Year, and without regard to any requirement of employment on the last day of such Plan Year.

F.3	Compensation

Any severance pay or additional compensation paid to a Supplement F Participant under the 2013 Involuntary Severance Plan shall not be Compensation for the purpose of determining any type of contributions or benefits under the Plan.”

3.	By adding the following as a new Supplement G to the Plan:

“Supplement G.	2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees

G.1	Covered Participants

A participant in this Supplement (a “Supplement G Participant”) is a Plan Participant employed by White Springs Agricultural Chemicals, Inc. who (i) is notified of his or her involuntary termination and eligibility to participate in the 2013 White Springs Agricultural Chemicals, Inc. Involuntary Severance Pay Plan for Salaried Employees (the “2013 White Springs Involuntary Severance Plan”); and (ii) executes and does not later revoke a waiver and release agreement under the 2013 White Springs Involuntary Severance Plan. The determination of who is eligible to be a Supplement G Participant shall be made in the sole discretion of the Plan Administrator.

G.3	Compensation

Any severance pay or additional compensation paid to a Supplement G Participant under the 2013 White Springs Involuntary Severance Plan shall not be Compensation for the purpose of determining any type of contributions or benefits under the Plan. This Section shall not apply to any notice pay received by a Supplement G Participant pursuant to the Worker Adjustment and Retraining Notification Act (WARN).”

*            *             *

IN WITNESS WHEREOF, the Sponsor has caused this Amendment to be executed on its behalf by its duly authorized officer effective as of the 2nd day of December, 2013.

PCS Administration (USA), Inc.

By:	/s/ Lee Knafelc
Lee Knafelc
V.P., Human Resources & Administration

3